Exhibit 99.1

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Michael T. Flynn
November 2, 2015	301.986.1800

EAGLE BANCORP, INC. ANNOUNCES SBLF PREFERRED STOCK REDEMPTION

BETHESDA, MD. Eagle Bancorp, Inc. (the “Company”) (NASDAQ:EGBN), the parent company of EagleBank, today announced that it had redeemed all of the 56,600 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series B, liquidation amount $1,000 per share (the “Series B Preferred Stock”), issued to the United States Secretary of the Treasury (the “Treasury”) in July 2011 pursuant to the Small Business Lending Fund program (“SBLF”), and all of the 15,300 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series C, liquidation amount $1,000 per share (“Series C Preferred Stock”), issued in October 2014 in connection with the Company’s acquisition of Virginia Heritage Bank (“VHB”) in exchange for VHB’s SBLF preferred stock originally issued to the Treasury in June 2011.  The aggregate redemption price of the Series B Preferred Stock and Series C Preferred Stock was approximately $71.96 million, including dividends accrued but unpaid through, but not including the redemption date.

The Series B Preferred Stock and Series C Preferred Stock were redeemed from the Company’s existing available funds..  The redemption terminates the Company’s participation in the SBLF program.

Ronald D. Paul, Chairman and Chief Executive Offficer of the Company said “The SBLF program provided our Company with a great opportunity to enhance our strong capital position and help ensure we could continue to meet the credit needs of businesses in the communities we serve. Throughout our participation in the program, we provided financing to our small business customers, and earned the lowest dividend rate available under the SBLF for the entire term. During the four plus years we participated in the SBLF, we continued to grow, and to strengthen our balance sheet through strong earnings, by maintaining exemplary asset quality and conducting successful capital raises.  After the redemption, our capital ratios remain well in excess of those required for well capitalized status.”

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty-two branch offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.